UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

_________________

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: November 12, 2004
(Date of earliest event reported)

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC.
(Exact Name of Registrant as specified in charter)

          Delaware                                                            000-26749                                                       11-2581812
         (State or other                                                 (Commission                                           (I.R.S. Employer
 Jurisdiction of Incorporation)                                 File Number)                                    Identification Number)

26 Harbor Park Drive, Port Washington, New York 11050
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, including area code (516) 626-0007

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

        Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

        On November 12, 2004, Registrant released its earnings for the fiscal first quarter ended September 30, 2004. A copy of the press release detailing the earnings is attached to this Current Report on Form 8-K as Exhibit 99.

Exhibits.

99.      Press Release dated November 12, 2004.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 12, 2004

NATIONAL MEDICAL HEALTH CARD SYSTEMS, INC. By: /s/ Stuart F. Fleischer —————————————— Stuart F. Fleischer Chief Financial Officer

Exhibit 99

Company Contact	Investor Relations Contacts	Media Contact
Stuart Fleischer Chief Financial Officer NMHC 516-605-6625 sfleischer@nmhcrx.com	David Waldman/John Heilshorn Lippert/Heilshorn & Associates 212-838-3777 dwaldman@lhai.com	Chenoa Taitt Lippert/Heilshorn & Associates 212-838-3777 ctaitt@lhai.com

For Immediate Release

NMHC Reports 55 Percent Increase in Operating Income
for the 2005 Fiscal First Quarter

        PORT WASHINGTON, N.Y. – November 12, 2004 – National Medical Health Card Systems, Inc. (Nasdaq: NMHC), a national independent pharmacy benefit manager (PBM) doing business as NMHC Rx, today reported results for the fiscal first quarter ended September 30, 2004.

        Jim Smith, president and chief executive officer, stated, “During the quarter, we continued our rapid growth, improved our margins, and increased our operating income 55% compared to the first quarter of last year. It is important to note that these results were tempered by significant investments in new technology and personnel, which we believe will have a positive long-term impact on the business. Additionally, we completed the integration of The Inteq Group, expanded our senior management team, and implemented additional operational improvements. Looking ahead, we remain focused on gaining market share through aggressive marketing of our Total Healthcare Solutions offering.”

        Revenue for the 2005 fiscal first quarter was $184.8 million, compared to revenue of $150.8 million for the same period last year. Revenue grew due to the acquisitions of The Inteq Group and Portland Professional Pharmacy, as well as the addition of new customers and the volume increase from existing customers during the quarter. Gross profit for the 2005 fiscal first quarter increased 45.6% to $19.7 million, compared to $13.5 million for the same period last year. The gross profit percentage for the 2005 fiscal first quarter increased 168 basis points to 10.6%, compared to 9.0% for the same period last year. This percentage increase primarily reflects new and existing customers that joined the Preferred Partnership Program (the company records such contracts on a net versus gross revenue basis), as well as an increase in the home-delivery and specialty-pharmacy businesses, which have higher gross profit percentages.

        Operating income for the 2005 fiscal first quarter increased 55.0% to $4.6 million, compared to $3.0 million for the same period last year. Operating income grew due to the increase in gross profit, offset by increased selling, general and administrative (SG&A) expenses. SG&A expenses increased due to the company’s recent acquisitions, investments in technology and personnel, as well as expansion of the home-delivery and specialty-pharmacy businesses. EBITDA for the 2005 fiscal first quarter was $6.2 million, compared to $4.4 million for the same period last year (see the EBITDA reconciliation provided after the financial statements of this release).

        Net income for the 2005 fiscal first quarter increased 62.0% to $2.7 million, compared to net income of $1.6 million for the same period last year. Net income available to common stockholders for the 2005 fiscal first quarter was $1.1 million, or $0.22 per diluted share using the “as if converted” method, compared to net income available to common stockholders of $1.6 million, or $0.19 per diluted share, for the same period last year.

Conference Call Details

        Management will host a conference call to discuss the fiscal 2005 first quarter results Monday, November 15, at 8:30 a.m. ET. To listen to the call, please dial 706-634-1287. A live webcast of the call will be accessible on the company’s website, www.nmhc.com. A replay via telephone will be available for seven days beginning at 11:30 a.m. ET. To access the replay, please dial 1-706-645-9291 using the passcode number 2052853.

About NMHC

        National Medical Health Card Systems, Inc. (NMHC) operates NMHC Rx (pharmacy benefits manager or PBM), Integrail (health information solutions), NMHC Mail (home delivery pharmacy), and Ascend (specialty pharmacy solutions), providing services to corporations, unions, health maintenance organizations, third-party administrators, and local governments. Through its clinical programs, value-added offerings, and advanced information systems, NMHC provides quality, cost effective management of pharmacy benefit programs.

Forward-Looking Statements

        This press release contains forward-looking statements which involve known and unknown risks and uncertainties or other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. When used herein, the words “may”, “could”, “estimate”, “believes”, “anticipates”, “thinks”, “intends”, “will be”, “expects”, “plans” and similar expressions identify forward-looking statements. For a discussion of such risks and uncertainties, including but not limited to risks relating to demand, pricing, government regulation, acquisitions and affiliations, the market for PBM services, competition and other factors, readers are urged to carefully review and consider various disclosures made by NMHC in its Annual Report on Form 10-K for the fiscal year ended June 30, 2004, and other Securities and Exchange Commission filings.

– Tables Follow –

CONSOLIDATED STATEMENT OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)
	Three Months Ended September 30,
	2004	2003
Revenue (includes co-payments collected of $2,277 and $36,
and excludes co-payments retained by the
pharmacies of $53,921 and $47,696, respectively)	$184,842	$150,830
Cost of Claims (excludes co-payments retained by the
pharmacies of $53,921 and $47,696, respectively)	165,165	137,314

Gross Profit	19,677	13,516
Selling, general and administrative expenses	15,079	10,550

Operating Income	4,598	2,966
Interest expense, net	(129)	(214)
Other Income, net	50	38

Income before provision for income taxes	4,519	2,790
Provision for income taxes	1,853	1,144

Net Income	2,666	1,646
Preferred stock cash dividend	1,412	--
Accretion of transaction expenses	119	--

Net Income Available to Common Stockholders	$1,135	$1,646
Earnings per common share
Basic	$0.26	$0.22
Diluted *	$0.22	$0.19
Weighted average number of common shares outstanding:
Basic	4,400	7,641
Diluted *	12,102	8,473

*	For the three months ended September 30, 2004 the number of weighted average diluted shares was calculated using the “as if converted” method.

CONSOLIDATED BALANCE SHEET
($ in thousands)
	September 30,	June 30,
	2004	2004
	(unaudited)
Assets
Current:
Cash and cash equivalents (including cash equivalent investments of $2,191 and
$1,191, respectively)	$3,619	$3,388
Restricted cash	1,600	1,695
Accounts receivable, less allowance for doubtful accounts of $2,468
and $2,312, respectively	73,812	73,162
Rebates receivable	31,765	34,764
Inventory	4,874	3,252
Due from affiliates	18	18
Deferred tax asset	2,711	2,711
Other current assets	2,458	2,093

Total current assets	120,857	121,083
Property, equipment and software development costs, net	10,216	10,597
Intangible assets, net of accumulated amortization of $2,467 and $2,106, respectively	3,542	3,788
Goodwill	88,143	86,964
Other assets	2,386	3,717

Total Assets	$225,144	$226,149

Liabilities, Redeemable Preferred Equity, and Common Stockholders' Deficit
Current Liabilities:
Accounts payable and accrued expenses	$142,695	$147,572
Revolving credit facility and loans payable-current	50	53
Current portion of capital lease obligations	209	327
Income taxes payable	2,608	837
Other current liabilities	1,299	--

Total current liabilities	146,861	148,789
Capital lease obligations, less current portion	--	13
Long term loans payable and other liabilities	3,060	3,877
Deferred tax liability	4,724	4,704

Total liabilities	154,645	157,383

Commitments and Contingencies
Redeemable Preferred Equity
Redeemable convertible preferred stock $.10 par value; 15,000,000 shares
authorized, 6,956,522 issued and outstanding	75,509	75,389
Common Stockholders' Deficit:
Common Stock, $.001 par value, 35,000,000 shares authorized, 9,055,513
and 8,969,694 shares issued, 4,415,613 and 4,329,794 outstanding, respectively	9	9
Additional paid-in-capital	105,368	104,890
Retained deficit	(58,508)	(59,643)
Treasury stock at cost, 4,639,900 shares	(51,879)	(51,879)

Total common stockholders' deficit	(5,010)	(6,623)

Total Liabilities, Redeemable Preferred Equity, and Common Stockholders' Deficit	$225,144	$226,149

National Medical Health Card Systems, Inc. and Subsidiaries

EBITDA Reconciliation
(Amounts in thousands)

        Three of the company’s financial covenants under its revolving credit facility (“Facility”) are based upon the EBITDA (earnings before interest, taxes, depreciation and amortization) generated by the company over specified periods of time. These covenants, EBITDA for the current fiscal quarter, interest coverage ratio, and debt service coverage for the previous twelve months, are evaluated by the Lender as a measure of the company’s liquidity and its ability to meet all of its obligations under the Facility. EBITDA is presented as cash flow from operations plus or minus the net changes in assets and liabilities and the changes in certain non-cash reconciling items from net cash from operations to net income over the reported periods. While EBITDA is not a measure of financial performance nor liquidity under U.S. generally accepted accounting principles, it is provided as information for investors for analysis purposes in light of the financial covenants referred to above. EBITDA is not meant to be considered a substitute or replacement for net income as prepared in accordance with U.S. generally accepted accounting principles. The reconciliation from net cash from operations to EBITDA is as follows:

	Three Months Ended September 30,
	2004	2003
Cash flow from operations	$2,910	$7,615
Provision for income taxes	1,853	1,144
Interest expense, net	129	214
Net change in assets and liabilities	1,454	(4,359)
Non-cash items to reconcile net
cash from operations to net income	(126)	(229)

EBITDA	$6,220	$4,385